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                                                                 EXHIBIT (11)(B)

                          INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Post-Effective Amendment No. 63 to the Registration Statement of Eaton Vance Municipals Trust (1933 Act File No. 33-
572) on behalf of EV Traditional Alabama Municipals Fund, EV Traditional Arkansas Municipals Fund, EV Traditional Georgia Municipals Fund, EV Traditional Kentucky Municipals Fund, EV Traditional Louisiana Municipals Fund, EV Traditional Maryland Municipals Fund, EV Traditional Missouri Municipals Fund, EV Traditional North Carolina Municipals Fund, EV Traditional Oregon Municipals Fund, EV Traditional South Carolina Municipals Fund, EV Traditional Tennessee Municipals Fund and EV Traditional Virginia Municipals Fund of our report dated October 1, 1996 relating to such Funds, and of our report dated October 1, 1996, relating to Alabama Municipals Portfolio, Arkansas Municipals Portfolio, Georgia Municipals Portfolio, Kentucky Municipals Portfolio, Louisiana Municipals Portfolio, Maryland Municipals Portfolio, Missouri Municipals Portfolio, North Carolina Municipals Portfolio, Oregon Municipals Portfolio, South Carolina Municipals Portfolio, Tennessee Municipals Portfolio and Virginia Municipals Portfolio, which reports are included in the Annual Report to Shareholders for the year ended August 31, 1996 which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

    We also consent to the reference to our Firm under the heading "The Funds' Financial Highlights" in the Prospectus and under the captions "Independent Certified Public Accountants" and "Financial Statements" in the Statement of Additional Information of the Registration Statement.


                                               /s/ Deloitte & Touche LLP
                                                   DELOITTE & TOUCHE LLP

December 17, 1996
Boston, Massachusetts